                                                             Exhibit No. EX-99.3

(3)  These shares are held directly by the Allyson Lee Kim Trust of 10/15/01, of which  the  Co-Trustees  are John T. Kim and  Susan  Y.  Kim,  and are held indirectly by John T. Kim as Co-Trustee and immediate family member of, and sharing the same household  with,  Allyson Lee Kim, the beneficiary of this trust.